The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.
Summary of Terms
Issuer: JPMorgan Chase Financial Company LLC
Guarantor: JPMorgan Chase & Co.
Minimum Denomination: $1,000
Indices: NASDAQ-100 Index® , Russell 2000® Index and S&P 500® Index
Pricing Date: September 30, 2020
Final Review Date: March 30, 2022
Maturity Date: April 4, 2022
Monitoring Period: The period from but excluding the Pricing Date to and including the final Review Date
Review Dates: Monthly
Contingent Interest Rate: 8.50%-10.50%* per annum, payable monthly at a rate of between 0.70833% and 0.875%*, if applicable
Interest Barrier: With respect to each Index, an amount that represents 70.00% of its Initial Value
Trigger Value: With respect to each Index, an amount that represents 55.00% of its Initial Value
Trigger Event: A Trigger Event occurs if, on any day during the Monitoring Period, the closing level of any Index is less than its Trigger Value.
CUSIP: 48132PET7
Preliminary Pricing
Supplement: http://sp.jpmorgan.com/document/cusip/48132PET7/doctype/Product_Termsheet/document.pdf
For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.
Automatic Call
If the closing level of each Index on any Review Date (other than the first, second and final Review Dates) is greater than or equal to its Initial
Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the
Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes.
Payment at Maturity
If the notes have not been automatically called and (i) the Final Value of each Index is greater than or equal to its Initial Value or (ii) a Trigger
Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the
Contingent Interest Payment, if any, applicable to the final Review Date.
If the notes have not been automatically called and (i) the Final Value of any Index is less than its Initial Value and (ii) a Trigger Event has occurred, your payment at maturity per $1,000 principal amount note, in addition to any Contingent Interest Payment, will be calculated as follows:
$1,000 + ($1,000 × Least Performing Index Return)
If the notes have not been automatically called and (i) the Final Value of any Index is less than its Initial Value and (ii) a Trigger Event has occurred, you will lose some or all of your principal amount at maturity.
Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement.
Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of
JPMorgan Chase & Co., as guarantor of the notes.
Hypothetical Payment at Maturity**
J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
18mNC3m NDX/RTY/SPX Auto Callable Contingent Interest Notes
North America Structured Investments
Payment at Maturity
(assuming 8.50% per annum Contingent
Interest Rate)
Least Performing Index
Return
If a Trigger Event Has
Not Occurred
If a Trigger Event Has
Occurred
60.00% $1,007.0833 $1,007.0833
40.00% $1,007.0833 $1,007.0833
20.00% $1,007.0833 $1,007.0833
10.00% $1,007.0833 $1,007.0833
5.00% $1,007.0833 $1,007.0833
0.00% $1,007.0833 $1,007.0833
-5.00% $1,007.0833 $957.0833
-15.00% $1,007.0833 $857.0833
-30.00% $1,007.0833 $707.0833
-30.01% $1,000.0000 $699.9000
-40.00% $1,000.0000 $600.0000
-45.00% $1,000.0000 $550.0000
-45.01% N/A $549.9000
-50.00% N/A $500.0000
-60.00% N/A $400.0000
-100.00% N/A $0.0000
This table does not demonstrate how your interest payments can vary over the term of your notes.
Contingent Interest
*If the notes have not been automatically called and the closing level of each Index on any Review Date is greater than or equal to its Interest
Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to between $7.0833 and $8.75 (equivalent to an interest rate of between
8.50% and 10.50% per annum, payable at a rate of between 0.70833%
and 0.875% per month).
**The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called.
These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
Selected Risks
• Your investment in the notes may result in a loss. The notes do not guarantee any return of principal.
• The notes do not guarantee the payment of interest and may not pay interest at all.
• Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and
JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan
Chase & Co.
• The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes.
• You are exposed to the risk of decline in the level of each Index.
• Your payment at maturity will be determined by the Least Performing Index.
• The benefit provided by the Trigger Value may terminate on any day during the Monitoring Period.
• The automatic call feature may force a potential early exit.
• No dividend payments or voting rights.
• JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500® Index.
• The notes are subject to the risks associated with non-U.S. securities.
• The notes are subject to the risks associated with small capitalization stocks.
• As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets.
Selected Risks (continued)
• The estimated value of the notes will be lower than the original issue price (price to public) of the notes.
• The estimated value of the notes is determined by reference to an internal funding rate.
• The estimated value of the notes does not represent future values and may differ from others’ estimates.
• The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period.
• Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.
• Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline.
• The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the
U.S. federal income tax consequences of an investment in the notes.
Additional Information
SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at
www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.
IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S.
tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these matters.
This material is not a product of J.P. Morgan Research Departments.
Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-236659 and 333-236659-01
North America Structured Investments
18mNC3m NDX/RTY/SPX Auto Callable Contingent Interest Notes
The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable product supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.